Exhibit 21

PHI, Inc.
Subsidiaries of the Registrant at December 31, 2017

COMPANY	PLACE OF ORGANIZATION / INCORPORATION	% OF VOTING STOCK / MEMBERSHIP INTEREST OWNED
Energy Risk, Ltd.	Bermuda	100%
HELEX, LLC	Florida	100%
PHI Tech Services, Inc.	Louisiana	100%
Helicopter Management, LLC	Louisiana	100%
Helicopter Leasing, LLC	Louisiana	100%
AM Equity Holdings, L.L.C.	Louisiana	100%
PHI Air Medical, L.L.C.	Louisiana	100%
MDHL, LLC	Montana	100%
Sky Leasing, LLC	Montana	100%
Vertilease, LLC	Montana	100%
Leasing Source, LLC	Montana	100%
PHI Century Limited	Ghana	49%
Personnel Outsourcing, Ltd.	Cayman	49%
PHI Air Europe Limited	Cyprus	49%
PHI Americas, Ltd.	Trinidad	95.4%
PHI-HNZ Australia Pty Ltd.	Australia	100%
Petroleum Helicopters Australia Pty	Australia	100%
HNZ New Zealand Ltd.	New Zealand	100%
HNZ Australia Holdings Pty Ltd.	Australia	100%
HNZ Australia Pty Ltd.	Australia	100%
HNZ Singapore Pte Ltd.	Singapore	100%
PHI NZ HoldCo Ltd.	New Zealand	100%
TAC Leasing, LLC	Montana	100%
VKA Leasing, LLC	Montana	100%
GJW Leasing, LLC	Montana	100%